                                                                     EXHIBIT 3.1


                           CROSS TIMBERS OIL COMPANY
                     RESTATED CERTIFICATE OF INCORPORATION


     Cross Timbers Oil Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is Cross Timbers Oil Company. Cross Timbers Oil Company was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 9, 1990.

     2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation, as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and integrated to read in its entirety as follows:

                                  ARTICLE ONE

     The name of the Corporation is Cross Timbers Oil Company.

                                  ARTICLE TWO

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805, and the name of its registered agent at such address is Corporation Service Company.

                                 ARTICLE THREE

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("Act").

                                  ARTICLE FOUR

     The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be one hundred million (100,000,000) shares of Common Stock of the par value of one cent ($.01) each, and twenty-five million (25,000,000) shares of Preferred Stock of the par value of one cent ($.01) each. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:

     1. Issuance in Class or Series. The Common Stock or Preferred Stock may be issued from time to time in one or more series, or either or both of the Common or Preferred Stock may be divided into additional classes and such classes into one or more series. The terms of a class or series, including all rights and preferences, shall be as specified in the resolution or resolutions adopted by the Board of Directors designating such class or series which resolution or resolutions the Board of Directors is hereby expressly authorized to adopt. Such resolution or resolutions with respect to a class or series shall specify all or such of the rights or preferences of such class or series as the Board of Directors shall determine, including, without limitation, any or all of the following, if applicable: (a) the number of shares to constitute such class or series and the distinctive designation thereof; (b) the dividend or manner for determining the dividend payable with respect to the shares of such class or series and the date or dates from which dividends shall accrue, whether such dividends shall be cumulative, and, if cumulative, the date or dates from which dividends shall accumulate and whether the shares in such class or series shall be entitled to preference or priority over any other class or series of stock of the Corporation with respect to payment of dividends; (c) the terms and conditions, including price or a manner for determining the price, of redemption, if any, of the shares of such class or series; (d) the terms and conditions of a retirement or sinking fund, if any, for the purchase or redemption of the shares of such class or series; (e) the amount which the shares of such class or series shall be entitled to receive, if any, in the event of any liquidation, dissolution or winding up of the Corporation and whether such shares shall be entitled to a preference or priority over shares of another class or series with respect to amounts received in connection with any liquidation, dissolution or winding up of the Corporation; (f) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or any other series of the same or any other class or classes of stock, of the Corporation and the terms and conditions of any such conversion or exchange; (g) the voting rights, if any, of shares of stock of such class or series in addition to those granted herein, if any; (h) the status as to reissuance or sale of shares of such class or series redeemed, purchased or otherwise reacquired or surrendered to the Corporation on conversion; (i) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation or any subsidiary, of any other class or series of stock of the Corporation ranking junior to such shares as to dividends or upon liquidation; (j) the conditions, if any, on the creation of indebtedness of the Corporation, or any subsidiary; and (k) such other preferences, rights, restrictions and qualifications as the Board of Directors may determine.

     All shares of the Common Stock shall rank equally and all shares of the Preferred Stock shall rank equally, and be identical within their classes in all respects regardless of series, except as to terms which may be specified by the Board of Directors pursuant to the above provisions. All shares of any one series of a class of Common or Preferred Stock shall be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates which dividends thereon shall accrue and be cumulative.

     2. Other Provisions. Shares of Common Stock or Preferred Stock of any class or series may be issued with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, option or special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of stock may be made dependent upon facts ascertainable outside the resolution or resolutions of the Board of Directors providing for the issue of such stock by the Board of Directors, provided the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions or such class or series is clearly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

     3. Common Stock. Except as otherwise provided in any resolution or resolutions adopted by the Board of Directors providing for the issuance of a class or series of Common Stock or Preferred Stock, the Common Stock shall (a) have the exclusive voting power of the Corporation; (b) entitle the holders thereof to one vote per share at all meetings of the stockholders of the Corporation; (c) entitle the holders to share ratably, without preference over any other shares of the Corporation in all assets of the Corporation in the event of any dissolution, liquidation or winding up of the Corporation; and (d) entitle the record holders thereof on such record dates as are determined, from time to time, by the Board of Directors to receive such dividends, if any, if, as and when declared by the Board of Directors.

     4. Series A Convertible Preferred Stock. The voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the Corporation's Series A Convertible Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.

                                 ARTICLE FIVE

     The Corporation is to have perpetual existence.

                                  ARTICLE SIX

     1. Number, Election and Term of Directors. The business and affairs of the Corporation shall be managed by a Board of Directors, which, subject to the rights of holders of shares of any class or series of Preferred Stock of the Corporation then outstanding to elect additional directors under specified circumstances, shall consist of not less than three nor more than twenty-one persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by either (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, or (ii) the affirmative vote of the holders of 80% or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Each director shall hold office until his successor is elected and qualified.

     2. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors shall be submitted to the Board of Directors at least 120 days in advance of the scheduled date for the next annual meeting of stockholders.

     3. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of any Preferred Stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director.

     4. Amendment, Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of 80% or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article Six, or to alter, amend, adopt any provision inconsistent with or repeal comparable sections of the Bylaws of the Corporation provided, however, that the maximum number of directors that the Corporation may have may be increased to more than twenty-one by the vote of the holders of a majority or more of the shares of the Corporation entitled to vote thereon.

     5. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                 ARTICLE SEVEN

     Subject to the rights of the holders of any series of Preferred Shares then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders unless all of the stockholders entitled to vote thereon consent thereto in writing. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of 80% or more of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to call a special meeting of stockholders or to alter, amend, adopt any provision inconsistent with or repeal this Article Seven, or to alter, amend, adopt any provision inconsistent with comparable sections of the Bylaws.

                                 ARTICLE EIGHT

     The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities, rights (the "Rights") entitling the holders thereof to purchase from the Corporation shares of capital stock or other securities. The times at which and the terms upon which the Rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights shall include, but not be limited to, determination of the following:

     (a) The initial purchase price per share of the capital stock or other securities of the Corporation to be purchased upon exercise of the Rights.

     (b) Provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Corporation.

     (c) Provisions that adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights in the event of a combination, split or recapitalization of any capital stock of the Corporation, a change in ownership of the Corporation's securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any capital stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such Rights.

     (d) Provisions that deny the holder of a specified percentage of the outstanding securities of the Corporation the right to exercise the Rights and/or cause the Rights held by such holder to become void.

     (e)  Provisions that permit the Corporation to redeem the Rights.

     (f)  The appointment of a Rights Agent with respect to the Rights.

                                 ARTICLE NINE

     The Corporation shall have the power to indemnify its present or former directors, officers, employees and agents or any person who served or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the General Corporation Law of Delaware. Such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled, under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

                                  ARTICLE TEN

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Act, or, (iv) for any transaction from which the director derived an improper personal benefit.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Corporation this 21st day of April, 1998.


                                          CROSS TIMBERS OIL COMPANY


                                          By:    E.E. STORM, III
                                               -----------------
                                               E.E. Storm III
                                               Vice President

[Seal]

Attest:


  FRANK G. MCDONALD
-------------------
Frank G. McDonald
Assistant Secretary

                                                                      Appendix A


                          CERTIFICATE OF DESIGNATIONS

                                      of

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                      of

                           CROSS TIMBERS OIL COMPANY

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware


     CROSS TIMBERS OIL COMPANY, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (and, as to certain matters allowed by law, a duly authorized committee thereof) adopted the following resolution establishing a series of 1,138,735 shares of Preferred Stock of the Corporation designated as "Series A Convertible Preferred Stock":

          RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Restated Certificate of Incorporation, a series of Preferred Stock, par value $.01 per share, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                      Series A Convertible Preferred Stock
                      ------------------------------------

     1.   Designation and Amount. There shall be a series of Preferred Stock
          ----------------------
designated as "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be 1,138,735. Such series is referred to herein as the "Series A Preferred Stock".

     2.   Par Value. The par value of each share of Series A Preferred Stock
          ---------
shall be $.01.

     3.   Rank. All shares of Series A Preferred Stock shall rank prior, both
          ----
as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued Common Stock, par value $.01 per share (the "Common Stock").

    4.   Dividends. The holders of Series A Preferred Stock shall be entitled to
         ---------
receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of $1.5625 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest from the date of first issuance of any shares of Series A Preferred Stock and shall be payable in cash quarterly in arrears on January 15, April 15, July 15 and October 15 of each year commencing January 15, 1997 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock transfer books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof). For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York City, New York or in Dallas, Texas. Subject to the next paragraph of this Section 4, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Series A Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

    No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Series A Preferred Stock, shall be declared, paid or set apart for payment on and no purchase, redemption or other acquisition shall be made by the Corporation of any shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends to the Series A Preferred Stock (the Junior Dividend Stock) unless and until all accrued and unpaid dividends on the Series A Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment.

    If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the Series A Preferred Stock (the "Senior Dividend Stock") shall be in default, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no dividend shall be paid or declared and set apart for payment on the Series A Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock, including the full dividends for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Series A Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Series A Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Series A Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Series A Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Series A Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and the Parity Dividend Stock bear to each other.

     Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     5.   Liquidation Preference. In the event of a liquidation, dissolution or
          ----------------------
winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $25.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock (the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Series A
--------  -------
Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Series A Preferred Stock and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the Series A Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

     6.   Redemption at Option of the Corporation.  The Corporation may not
          ---------------------------------------
redeem the Series A Preferred Stock through October 15, 1999. The Corporation, at its option, may at any time during the 12-month period ending October 15, 2000 (but only if at the date on which notice of redemption shall be given during such period the closing price per share of Common Stock, determined as provided in Section 7(c)(iv) hereof, for any 20 trading days during any period of 30 successive trading days ending within three days of the date of such notice shall have equalled or exceeded 150% of the then prevailing conversion price (for all purposes an amount equal to $25.00 divided by the conversion rate applicable to one share of Series A Preferred Stock as in effect at such time) of the Series A Preferred Stock) and at any time during any succeeding 12-month period, redeem in whole at any time, or from time to time in part, the Series A Preferred Stock on any date set by the Board of Directors, at the following cash redemption prices per share: if redeemed during the 12-month period ending October 15 of the years indicated,

                           Price                              Price
     Year                Per Share      Year                Per Share
     ----                ---------      ----                ---------
     2000..........      $26.09         2004............      $25.47
     2001..........      $25.94         2005............      $25.31
     2002..........      $25.78         2006............      $25.16
     2003..........      $25.63

and thereafter at $25.00 per share, plus, in each case, an amount in cash equal to all dividends on the Series A Preferred Stock accrued and unpaid thereon, whether or not declared, pro rata to the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price".

     In case of the redemption of less than all of the then outstanding Series A Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Series A Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Series A Preferred Stock then outstanding shall have been paid for all past dividend periods.

     Not more than 60 nor less than 20 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series A Preferred Stock, that on and after the redemption date, dividends will cease to accumulate on such shares, the then-effective conversion rate pursuant to Section 7 and that the right of holders to convert shall terminate at the close of business on the date fixed for redemption with respect to any redemption occurring on or before the third business day after October 15, 1999, and, with respect to any redemption occurring thereafter, on the third business day prior to the redemption date (unless the Company defaults in the payment of the Redemption Price).

     Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series A Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrecoverably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of Series A Preferred Stock which were to be redeemed, or if the Corporation is then or would be in default under any of its loan agreements after such redemption, then the certificates evidencing such shares shall be deemed not to be surrendered, such shares shall remain outstanding and the right of holders of shares of Series A Preferred Stock thereafter shall continue to be only those of a holder of shares of a series of Preferred Stock of the Corporation referred to herein as Series A Preferred Stock.

     The shares of Series A Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

     7.   Conversion Privilege.
          --------------------

     (a)  Right of Conversion.  Each share of Series A Preferred Stock shall be
          -------------------
convertible at the option of the holder thereof, at any time prior to the close of business on the third business day prior to the date fixed for redemption of such share as herein provided, into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, initially at the rate of .961538 of one share of Common Stock for each full share of Series A Preferred Stock.

     For the purpose of this Section 7, the term "Common Stock" shall initially mean the class designated as Common Stock, par value $.01 per share, of the Corporation, subject to adjustment as hereinafter provided.

     (b)  Conversion Procedures.  Any holder of shares of Series A Preferred
          ---------------------
Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

     No adjustments in respect of dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series A Preferred Stock.

     The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series A Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series A Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to
           --------  -------
convert any shares of Series A Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

     (c)  Adjustment of Conversion Rate. The number of shares of Common Stock
          -----------------------------
and number or amount of any other securities and property as hereinafter provided into which a share of Series A Preferred Stock is convertible (the "conversion rate") shall be subject to adjustment from time to time as follows:

          (i) In case the Corporation shall (1) pay a dividend or make a distribution on its Common Stock that is paid or made (A) in other shares of stock of the Corporation or (B) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, then in each such case the conversion rate in effect immediately prior thereto shall be adjusted retroactively so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock and other shares and rights to purchase stock or other securities (or, in the event of the redemption of any such shares or rights, any cash, property or securities paid in respect of such redemption) which such holder would have owned or have been entitled to receive after the happening of any event described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

          (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such conversion rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that in the event that all
                                   --------  -------
     the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion rate shall be readjusted to the conversion rate which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants, rather than upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

          (iii) In case the Corporation shall by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, cash (excluding ordinary cash dividends paid out of retained earnings of the Corporation), other assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (i) and (ii) above), then in each such case the conversion rate shall be adjusted retroactively so that the same shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided below) of the Common Stock on the date fixed for such determination and the denominator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

          (iv)   For the purpose of any computation under subparagraphs (ii) and
     (iii), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 20 consecutive trading days commencing with the 30th trading day before the day in question. The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Corporation in good faith. "Trading day" shall mean a day on which the national securities exchange or the NASDAQ National Market System used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

          (v) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that the Corporation may make any such
                --------  -------
     adjustment at its election; and provided, further, that any adjustments
                                     --------  -------
     which by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          (vi) Whenever the conversion rate is adjusted as provided in any provision of this Section 7:

                 (1) the Corporation shall compute the adjusted conversion rate in accordance with this Section 7 and shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the adjusted conversion rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent of the Series A Preferred Stock; and

                 (2) a notice stating that the conversion rate has been adjusted and setting forth the adjusted conversion rate shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of Series A Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

          (vii) In the event that at any time, as a result of any adjustment made pursuant to this Section 7, the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 7 with respect to the Common Stock.

     (d)  No Fractional Shares.  No fractional shares or scrip representing
          --------------------
fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If more than one certificate evidencing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on the New York Stock Exchange, shall be the reported last sale price regular way on the New York Stock Exchange) at the close of business on the day of conversion.

     (e)  Reclassification, Consolidation, Merger or Sale of Assets. In case of
          ---------------------------------------------------------
any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

     (f)  Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at
          ------------------------------------------
all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred Stock.

     If any shares of Common Stock required to be reserved for purposes of conversion of the Series A Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

     The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     Before taking any action which would cause an adjustment reducing the conversion rate, such that the effective conversion price (for all purposes an amount equal to $25.00 divided by the conversion rate applicable to one share of Series A Preferred Stock as in effect at such time) would be below the then par value of the Common Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion rate as so adjusted.

     (g)  Prior Notice of Certain Events.  In case:
          ------------------------------

          (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then-outstanding shares of Common Stock; or

          (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph (c)(i)(1)(B) of this Section 7); or

          (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

          (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock, and shall cause to be mailed to the holders of record of the Series A Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

     (h)  Other Changes in Conversion Rate. The Corporation from time to time
          --------------------------------
may increase the conversion rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the conversion rate is so increased, the Corporation shall mail to holders of record of the Series A Preferred Stock a notice of the increase at least 15 days before the date the increased conversion rate takes effect and such notice shall state the increased conversion rate and the period it will be in effect.

     The Corporation may make such increases in the conversion rate, in addition to those required or allowed by this Section 7, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

     8.   Voting Rights.
          -------------

     (a)  General. Except as set forth in Section 7(b) or as otherwise required
          -------
by law, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, such votes to be counted together with all other shares of capital stock of the Company having general voting power and not separately as a class or series. Holders of Series A Preferred Stock shall be entitled to receive the same notice of any stockholders' meeting as is provided to holders of Common Stock. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. The Company will, or will cause its transfer agent or registrar to, transmit to the registered holders of the Series A Preferred Stock all reports and communications from the Company that are generally mailed to holders of its Common Stock.

     (b)  Default Voting Rights.  Whenever dividends on the Series A Preferred
          ---------------------
Stock or any other class or series of Preferred Stock ranking as to dividends on a parity with the Series A Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided and (ii) the holders of the Series A Preferred Stock (voting separately as a class with all other holders of shares of any one or more other series of Preferred Stock ranking as to dividends on a parity with the Series A Preferred Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Series A Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series A Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series A Preferred Stock and such other series of Preferred Stock ranking as to dividends on a parity with the Series A Preferred Stock to vote for such two additional directors.

     The foregoing right of holders of the Series A Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose.
If the right to elect directors shall have accrued to the holders of the Series A Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the Chairman of the Board of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of the Series A Preferred Stock then outstanding, call a special meeting of the holders of the Series A Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

     The holders of the Series A Preferred Stock and any such other series of Preferred Stock ranking as to dividends on a parity with the Series A Preferred Stock referred to above voting as a class shall have the right to remove without cause at any time and replace any directors such holders shall have elected pursuant to this Section 8(b).

     (c)  Class Voting Rights.  So long as the Series A Preferred Stock is
          -------------------
outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66-2/3% of all outstanding Series A Preferred Stock voting separately as a class, (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the By-Laws of the Corporation as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Series A Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Series A Preferred Stock. A class vote on the part of the Series A Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Series A Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

     9.   Outstanding Shares.  For purposes of this Certificate of Designations,
          ------------------
all shares of Series A Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Series A Preferred Stock that have been so called for redemption under Section 6; (ii) from the date of surrender of certificates evidencing shares of Series A Preferred Stock, all shares of Series A Preferred Stock converted into Common Stock; and (iii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

     10.  Partial Payments.  Upon an optional redemption by the Corporation, if
          ----------------
at any time the Corporation does not pay amounts sufficient to redeem all Series A Preferred Stock, then such funds which are paid shall be applied to redeem such Series A Preferred Stock as the Corporation may designate by lot.

     11.  Status of Acquired Shares.  Shares of Series A Preferred Stock
          -------------------------
redeemed by the Corporation, received upon conversion pursuant to Section 7 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

     12.  Preemptive Rights. The Series A Preferred Stock is not entitled to any
          -----------------
preemptive or subscription rights in respect of any securities of the Corporation.

     13.  Severability of Provisions.  Whenever possible, each provision hereof
          --------------------------
shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.